Exhibit 4.2

WARNER CHILCOTT CORPORATION

as the Issuer

The Guarantors Named Herein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 19, 2006

8 3/4% Senior Notes due 2015

This Supplemental Indenture, dated as of October 19, 2006 (this “Supplemental Indenture” or “Guarantee”), among Warner Chilcott Limited (the “Guarantor”), Warner Chilcott Corporation (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below (the “Notes Guarantors”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Notes Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of January 18, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 8 3/4% Senior Subordinated Notes due 2015 of the Company (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that so long as any Notes are outstanding, Warner Chilcott Holdings Company III, Limited (“Holdings”) is required to file certain reports on Form 10-K, Form 10-Q and Form 8-K with the Commission;

WHEREAS, as a result of the initial public offering of Warner Chilcott Limited and the registration of its Class A common shares with the Commission, Warner Chilcott Limited is required under Commission rules to file the reports specified in Section 4.17 of the Indenture and such reports would include information identical in all material respects to the information included in the reports required to be filed by Holdings under such Section of the Indenture;

WHEREAS, Holdings and Warner Chilcott Limited deem it advisable that Warner Chilcott Limited become a Guarantor under the Indenture and assume the reporting obligations in Section 4.17 of the Indenture in lieu of Holdings; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder, to, among other things, add a Guarantor under the Indenture and to make any change that does not adversely affect the legal rights under the Indenture of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Notes Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.01. Agreement To Be Bound. The Guarantor hereby becomes a party to the Indenture as a Notes Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Notes Guarantor under the Indenture. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Notes Guarantor and to perform all of the obligations and agreements of a Notes Guarantor under the Indenture.

Section 2.02. Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Notes Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations on a senior subordinated basis as provided in Articles Ten and Eleven of the Indenture.

ARTICLE 3

Additional Amendments

Section 3.01. Reports To Holders. Paragraph (c) of Section 4.17 of the Indenture is hereby amended and restated as follows:

“(c) Notwithstanding the foregoing, Holdings’ obligations under this Section 4.17 shall be deemed satisfied (i) with respect to the Form 10–K or 20–F, as applicable, for fiscal year 2004 (or, if the Issuer changes its fiscal year end to December 31, for the period ended December 31, 2004) prior to the commencement of the Registered Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the Commission of the Exchange Offer Registration Statement or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S–X of the Securities Act with respect to fiscal year 2004 (or, if the Issuer changes its fiscal year end to December 31, for the period ended December 31, 2004) within the time periods and in accordance with the provisions of the Registration Rights Agreement or (ii) for so long as Warner Chilcott Limited is a Note Guarantor, has no material assets, liabilities or operations other than its ownership of Holdings and has a reporting obligation under Section 13 or Section 15(d) of the Exchange Act, if Warner Chilcott Limited files with the Commission the reports set forth above and includes in a note to its financial statements included in such reports the condensed consolidating financial information specified by Rule 3-10 of Regulation S-X.”

Section 3.02. Release of a Guarantor; Merger, Consolidation or Sale of Assets of a Guarantor.

(a) Paragraph (d) of Section 11.05 of the Indenture is hereby amended by deleting the words “or” following the words “Section 8.01;”.

(b) Paragraph (e) of Section 11.05 of the Indenture is hereby amended by adding the words “; or” and deleting the period at the end of such paragraph.

(c) Section 11.05 of the Indenture is hereby amended by adding the following paragraph following paragraph (e) of Section 11.05 of the Indenture: “(f) in the case of Warner Chilcott Limited, if it requests such release at any time.”

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

Section 4.02. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.03. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.04. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.05. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 4.06. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same Agreement.

Section 4.07. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and made effective as of the date first above written.

WARNER CHILCOTT LIMITED, as a Guarantor

By:	/s/ Anthony D. Bruno
Name: Anthony D. Bruno
Title: Executive Vice President
100 Enterprise Drive Rockaway, NJ 07866

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

WARNER CHILCOTT CORPORATION

By:	/s/ Anthony D. Bruno
Name: Anthony D. Bruno
Title: Executive Vice President

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

By:	/s/ Anthony D. Bruno
Name: Anthony D. Bruno
Title: Vice President

WARNER CHILCOTT INTERMEDIATE (LUXEMBOURG) S.à.r.l.

By:	/s/ Anthony D. Bruno
Name: Anthony D. Bruno
Title: Manager

WARNER CHILCOTT (US), INC.

By:	/s/ Anthony D. Bruno
Name: Anthony D. Bruno
Title: Executive Vice President

WARNER CHILCOTT COMPANY, INC.

By:	/s/ Anthony D. Bruno
Name: Anthony D. Bruno
Title: Executive Vice President

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